Exhibit 10.11

iCARE MARKETING AGREEMENT

This iCare Marketing Agreement (the “Agreement”) is entered into as of April 1, 2010 by and between Eyes on the Go, Inc. (“Provider”) and SYSCO iCare Marketing, Inc., a Delaware corporation (“iCare”)

RECITALS

A.     iCare manages the iCare program (the “iCare Program”) for Sysco Corporation (“Sysco,” which term includes all operating companies and affiliates of Sysco Corporation, unless the context otherwise requires). Under the iCare Program, a variety of non- food service products and services are made available to the restaurant customers of Sysco (“Sysco Customers”).

B.      Provider is in the business of providing security and surveillance products and services to restaurants.

C.     Provider desires to offer the services listed on Exhibit A to this Agreement (the “Services”) to Sysco Customers on the preferential basis listed on Exhibit A under the iCare program.

D.      iCare is willing to include Provider’s Services in the iCare Program on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     The Services. During the term of this Agreement, Provider shall make the Services listed on Exhibit A hereto available to Sysco Customers on preferential terms that include the terms set forth in Exhibit A hereto. Provider and iCare may mutually agree to add or remove products and services from the list of Services over the term of this Agreement by amending Exhibit A in writing. The Services shall be provided subject to the execution by the Sysco Customer of the then current version of Provider’s standard service agreement.

2.     Confidentiality and Customer Lists

     (a)     In the course of conducting business each party will have access to the other party’s, as well as Sysco’s confidential, proprietary information. Each party may be willing to disclose certain confidential information to the other from time to time, but only in consideration for the recipient’s agreement to protect the confidential information.

(b)     As used herein, the term “Confidential Information” shall mean any and all data and information (whether oral or written) (i) relating to the business of a party or of Sysco that is from time to time or has been disclosed to the other party including, without limitation, all financial statements and information, cost and expense data, marketing data, lists of customers of the party (including without limitation lists of Sysco Customers) (“Customer Lists”) and all other information obtained from books, records and/or personnel, (ii) relating to the customers of a party or of Sysco. Confidential Information includes any such information of any affiliate of a party or of Sysco. Confidential Information shall not include information which: (x) is or becomes part of the public domain through no act or omission of a party or; (y) was in a party’s lawful possession before disclosure and had not been obtained by another party either directly or indirectly from the other party; or (c) is lawfully disclosed to a party by a third party (other than one of the other parties) without restriction on disclosure.

(c) Provider may use Confidential Information of iCare or Sysco, including without limitation Customer Lists, only for the purpose of promoting its Services under the iCare Program and in accordance with this Agreement. Notwithstanding any other provision herein, under no circumstances shall Provider allow Confidential Information to be used in any manner that is not specifically permitted hereby or that is directly or indirectly adverse to Sysco or iCare. Provider shall not disclose, publish, or disseminate Confidential Information (including the Customer Lists) to any third party, and agrees to exercise the utmost care and discretion to prevent disclosure, publication or dissemination of Confidential Information to any third party. Provider agrees that Confidential Information shall be disclosed only to Provider’s employees and authorized sales agents who: (a) are directly involved in facilitating agreements between Provider and iCare; (b) in Provider’s reasonable judgment, have a specific need to know such information; and (c) agree to act in accordance with the terms and conditions of this Agreement.

(d)     iCare may use Confidential Information of Provider, including Customer Lists, that is specifically designated by Provider as “Confidential” (“Designated Confidential Information”) only for the purpose of this Agreement and in accordance with this Agreement. Notwithstanding any other provision herein, under no circumstances shall iCare allow Designated Confidential Information of Provider to be used in any manner that is not specifically permitted hereby or that is directly or indirectly adverse to Provider. Except in connection with promoting the Services, iCare shall not disclose, publish, or disseminate Designated Confidential Information of Provider to any third party, and agrees to exercise the utmost care and discretion to prevent disclosure, publication or dissemination of Designated Confidential Information to any third party, except in connection with promoting the Services. iCare agrees that Designated Confidential Information shall be disclosed only to iCare’s employees and authorized personnel who: (a) in iCare’s reasonable judgment, have a specific need to know such information; and (b) agree to act in accordance with the terms and conditions of this Agreement.

(e)      Each party hereby acknowledges and agrees that in the event of any actual or threatened disclosure of the Confidential Information (including the Customer Lists) in breach of this Agreement, the non-disclosing party (or Sysco if applicable) will suffer irreparable harm and injury and no remedy at law will afford it adequate protection against, or remedy for, such injury. Accordingly, each party agrees that the non-disclosing party (or Sysco if applicable) shall be entitled to injunctive relief as may be granted by a court of competent jurisdiction.

(f)     iCare does not make any warranty or representation whatsoever to Provider as to the accuracy or completeness of any Confidential Information (including the Customer Lists) and Provider agrees that neither Sysco nor iCare shall have any liability to Provider or any other person resulting from Provider’s use of the Confidential Information

(including the Customer Lists) (though the foregoing does not imply any right to use Confidential Information except as expressly provided herein). iCare does warrant that it has the authorization of Sysco to disclose to Provider Sysco Customers and Customer Lists and any other Confidential Information of Sysco that iCare discloses to Provider, but only subject to Provider’s compliance with the terms of this Agreement, including without limitation this Section 2.

3.     Exclusivity.

a)     Provider will not offer or promote any of the Services set forth on Exhibit A hereto through any direct competitor of SYSCO during the term of this Agreement. iCare will determine, by using reasonable judgment, whether a third party is a direct competitor of SYSCO. If Provider desires to market and sell its services through a competitor of SYSCO, Provider will request written authorization from iCare. Such written authorization may be withheld or conditioned in the sole and absolute discretion of iCare. This restriction applies to providing or promoting Services through competitors of SYSCO only, and is not intended to limit in any way Provider’s freedom to market and sell the Services directly to restaurants and other foodservice operators (as opposed to distributors) through its own sales force, through existing marketing agreements and sales channels, or through any other means, provided that no Customer Lists or other Confidential Information of iCare or SYSCO is used in connection therewith.

b)     iCare will not offer or promote any of the Services set forth on Exhibit A hereto from Xanboo or any of their distributors,, 4Home, Alarm.com, DTT, Honeywell (video surveillance products), Smartvue, Webeam Corp., By Remote or Webcam Watchdog during the term of this Agreement.

4.     Marketing Support; Cost Reimbursement. iCare will make good faith efforts to communicate the benefits of the Services to Sysco Customers. This may include, at the discretion of iCare (and subject to the prior approval of Sysco), coverage in Sysco publications, inclusion on the Sysco.com home page or elsewhere on the web site www.Syscoicare.com , inclusion in the iCare Program brochure and allowing Provider to participate in certain meetings and conferences, as well as providing access to and information regarding Sysco operating company events.

5.     Customer List. Provider will provide iCare with a monthly update by the 15th day of the month following each calendar month that identifies all new Sysco Customers signed up for any of Provider’s Services during the previous month. In addition to the general customer information provided in this data (i.e. name, address, email, telephone number), Provider shall also include the Sysco Customer’s unique Sysco ID number.

6.     Earned Income; Costs & Expenses. In consideration of the marketing support provided by iCare hereunder, Provider shall pay to iCare the earned income fees set forth on Exhibit B hereto (the “Earned Income”). In addition, Provider shall reimburse iCare for costs and expenses incurred hereunder in accordance with Exhibit B hereto (“Costs & Expenses”).

7.     Term and Termination.

(a)     Unless earlier termination pursuant to Section 7(b), the term of this Agreement (the “Term”) shall be for a period of (48) forty-eight months and shall renew for successive one year periods unless either party provides a written notice of termination at least ninety (90) days prior to the expiration of the then applicable Term.

(b)     This Agreement may be terminated prior to expiration (i) by either party, if the other party materially breaches this Agreement and does not cure such breach within thirty (30) days following written notice thereof from the non-breaching party (which notice and right of cure shall apply only if such breach may reasonably be cured within such thirty (30) day period); (ii) by iCare, if a representation or warranty of Provider hereunder fails to be complete and accurate in all materials respects, and Provider does not cure such failure within (30) days following written notice thereof from iCare (which notice and right of cure shall apply only if such failure may reasonably cured within such thirty (30) day period); (iii) by mutual written agreement; (iv) by Provider for convenience, without cause, upon ninety (90) days prior written notice by the terminating party to the other party; or (v) by iCare after 24 months if Provider fails to sell a minimum of 300 installations per quarter. iCare will have the right to terminate 30 days after each quarter in which Provider sells less than 300 installations and, if not exercised within 60 days of the end of such quarter, the right to terminate will elapse until the next quarter where Provider fails to sell a minimum of 300 installations.

(c)     Upon expiration or earlier termination of this Agreement, Provider shall (i) return to iCare all iCare or Sysco Confidential Information (including Customer Lists) in Provider’s possession, custody or control, (ii) remove all Confidential Information from all of Provider’s networks and information systems, and (iii) immediately cease and desist from any use of the Sysco Marks or iCare trademarks or service marks.

(d) If iCare terminates this Agreement prior to the end of the then applicable Term, all Earned Income Payments will cease as to Services paid for by Sysco Customers after the date of such termination. If Provider terminates this Agreement prior to the end of the then applicable Term, all Earned Income Payments will continue until the end of such Term. Provider shall in any event reimburse iCare for all Costs & Expenses incurred prior to the date of termination.

8.     Use of Sysco Marks.

(a)     iCare hereby grants to Provider a limited, non-exclusive, non-transferable sublicense (without any right of assignment or sublicense) to use certain Sysco service marks and trademarks (to be designated by iCare) (the “Sysco Marks”) for the sole purpose of offering and promoting the Services of Provider to Sysco Customers, under and subject to the terms and restrictions of this Agreement. Provider acknowledges and agrees that the sublicense granted hereunder is subject to a license from Sysco to iCare (the “Primary License”) and that this sublicense shall automatically terminate by written notice to Provider following any termination of the Primary License by Sysco for any reason at any time, notwithstanding anything to the contrary contained herein. Provider further agrees and understands that although Sysco is not a party to this Agreement, Sysco shall be entitled to enforce the terms of the limited sublicense granted hereunder.

(b)     Provider covenants to and agrees it will use the Sysco Marks exactly in conformance with Sysco’s trademark usage policies as communicated to Provider from time to time. Provider understands and agrees that either iCare or Sysco may immediately terminate Provider’s license to use the Sysco Marks if iCare or Sysco believes that such use dilutes, tarnishes or blurs the value of the Sysco Marks. Provider shall place a ® or ™ (as appropriate) with the Sysco Marks as requested by iCare or Sysco. Provider acknowledges and agrees that Provider’s use of the Sysco Marks will not create in Provider, nor will Provider represent that it has, any right, title or interest in or to the Sysco Marks other than the sublicense granted herein. Provider will not challenge the validity of or attempt to register any of the Sysco Marks, nor will Provider adopt any derivative or confusingly similar names, brands or marks or create any combination marks with the Sysco Marks or use any Sysco Mark in proximity to any trademarks or service marks of another party. Provider acknowledges Sysco’s ownership of and exclusive right to use the Sysco Marks and agrees that all goodwill arising as a result of the use of the Sysco Marks shall inure solely to the benefit of Sysco.

(c)     Subject to the terms of this Agreement, Provider hereby grants to iCare a non-exclusive and nontransferable license to use Provider name, trademarks, logos, and other branding elements for the Services for the sole purpose of offering and promoting the Services to Sysco Customers under and subject to the terms and restrictions of this Agreement. iCare’s use of Provider’s trademarks and service marks hereunder shall comply with Provider’s policies as communicated to iCare.

(d)     Each party hereby admits and recognizes the other’s exclusive ownership of the other’s marks, logos, and other branding elements. Except as expressly set forth in this Agreement, neither party grants to the other any rights in or to any technology, content, customer data, intellectual property or other rights or property of such party.

9.     Additional Representations and Warranties; Service Standards. Exhibit C hereto sets forth certain additional representations and warranties of Provider. Provider further agrees that it will provide its Services to Sysco Customers in accordance with the highest industry standards and in compliance with all applicable local, state and federal laws and regulations. Provider also agrees to comply with all customer service policies of Sysco, as communicated to Provider from time to time by iCare.

10.     Confidentiality of Terms; Press Releases. Except as required by law, the terms of this Agreement, including all discussions between the parties, their affiliates, and their legal advisors, are to remain confidential among Provider, iCare and Sysco. Neither party may issue a press release or make any other public announcement concerning this Agreement or the subject matter hereof without the prior approval of the other party. Any press release or other public announcement shall be subject to the prior approval of the parties.

11.     Independent Contractors. The parties’ relationship to one another shall be that of independent contractors and nothing contained in this Agreement shall constitute or create a relationship of employer/employee, principal agent, joint venture, or partnership among

12.     Entire Agreement. This Agreement, including Exhibits A, B and C (which are incorporated herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings among the parties with respect to such subject matter.

13.     Review Rights. iCare, upon three (3) days prior written notice to Provider and no more than quarterly, shall have the right to review the records of Provider to verify compliance with this Agreement. iCare shall conduct such review so as to not unreasonably interfere with the normal operations of Provider. iCare shall be responsible for the cost of such review, unless the review reveals an underpayment by Provider of more than five percent (5%) of the amount due, in which case Provide shall reimburse iCare for the reasonable costs of the review of Provider’s records, including fees of third-party professionals retained by iCare.

14.     Indemnification Provider shall indemnify, defend, and hold harmless iCare and Sysco and their respective members, officers, directors, and employees, each of the foregoing being hereinafter referred to individually as an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any loss, cost, expense, damage, liability or alleged liability (including costs of court and reasonable attorneys fees) related to or arising from or in connection with (a) the failure of any representation or warranty of Provider to be complete and accurate in all material respects; (b) the breach of any provision of this Agreement by Provider; (c) the provision of any Services to a Sysco Customer, including without limitation with respect to any claim by or loss incurred by a Sysco Customer with respect to the Services; (d) the violation or alleged violation of any law or regulation with respect to the Services, (e) any actual or alleged infringement of any intellectual property or other right of any third party relating to the Services.

15.      Acknowledgement. Provider acknowledges and agrees that iCare does not warrant or guarantee in any way the quality, efficacy or appropriateness for any Sysco Customer of the products or services offered or made available as part of the Services, and Provider will not communicate anything to the contrary to Sysco Customers.

16.      Insurance. Provider agrees to maintain in effect insurance coverage with reputable insurance companies covering workers compensation and employer’s liability, commercial general liability, including excess liability, all with such limits common and customary, to protect Provider and iCare from the liabilities insured against by such coverages. Provider’s insurance described herein shall be primary and not contributory with iCare’s insurance. Provider shall furnish a certificate evidencing the obligation of its insurance carriers not to cancel or materially amend such policies without 30 days prior written notice to iCare. In addition, iCare shall be named as an additional insured with respect to the commercial general liability policy and excess/umbrella liability coverages. All policies shall provide waivers of subrogation in favor of iCare.

17.      Severability. The provisions of this Agreement are severable, and in the event any provision is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

18.     Assignability. This Agreement is not assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that the consent of Provider shall not be required for iCare to assign this Agreement to Sysco. A party shall be deemed to have assigned this Agreement upon any merger, sale of assets outside the ordinary course, reorganization or change of control (including the transfer of 50% or more of the beneficial voting or investment interests in the equity securities of the party, unless such transfer results from the issuance of equity securities for capital financing purposes) or other similar transaction involving the party will be deemed to be an assignment and transfer.

19.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws. The parties hereby consent to the jurisdiction of the state and federal courts located in the City and County of San Francisco, California, and further agree that venue shall lie in state and federal courts of San Francisco California.

20.     Third-Party Beneficiaries. Sysco is an express third-party beneficiary of this Agreement, but shall have no obligations hereunder. Except as to Sysco, no third-party beneficiary is intended or implied by this Agreement.

21.     Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed e-mail, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with an overnight courier, five (5) days after deposit in the mail, or upon confirmation of receipt of facsimile or e-mail. Notices will be sent to a party at the address set forth below.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this iCare Marketing Agreement as of the date first set forth above.

iCARE:

iCARE MARKETING, INC.

By: /s/ Christopher R. Hemmeter

Christopher R. Hemmeter
220 Montgomery Street
Suite 417
San Francisco, CA 94104

PROVIDER:

EYES ON THE GO, INC.

By: /s/ Christopher Carey
Christopher Carey
Its: President & CEO

Address:
60 Broadway, PH 12
Brooklyn, NY 11211

EXHIBIT A
SERVICES AND PREFERENTIAL TERMS

Services

Eyes on the Go, Inc. desires to offer the following products and services to SYSCO Customers (as described below, collectively, “The Program Offering”) in connection with the marketing program described in this Agreement (“The Program”):

1)

Eyes on the Go, Inc. will provide an Interactive Monitoring service to Sysco customers through a state of the art interactive services platform geared toward the SMB market. The product enables business owners to remotely access video cameras, and sensing and controlling devices over the Internet in addition to access from their Personal Digital Assistants. Utilizing a self-provisioning gateway, Eyes provides the only wireless plug-and-play system that allows streaming video over standard broadband connection regardless of modem/router combination.

2)

Eyes will provide local sales and engineering personnel teamed with the Sysco sales people to present and design the best system for the business owners’ needs. Eyes relies on a nationwide group of independent security implementation firms to install and maintain the systems. Eyes provides support and problem resolution through a company staffed customer services center.

Preferential Terms

Eyes will make financing available to Sysco customers under two and three year lease options, in addition to accepting credit cards or normal credit terms of net 15 days on billing. Sysco customers will be afforded a 20% discount to prices generally available to direct customers of Eyes.

EXHIBIT B
EARNED INCOME AND COSTS & EXPENSES

EARNED INCOME FEE

In consideration of the marketing support provided by iCare hereunder, Provider shall pay to iCare the sum of 10% of gross revenues paid by any Sysco Customer for any of the Services during each calendar month (“Earned Income Payments”). Provider will provide iCare with a detailed breakdown by Sysco operating company of the Sysco Customers who paid for any Services during the calendar month. Payment shall be made to iCare within twenty (20) days after the last day of each month for Services sold and payments received during that calendar month. Provider and iCare will agree on reporting procedures and a lead tracking mechanism for Sysco Customers within 60 days of the execution of this Agreement.

COSTS & EXPENSES

1.	Integration & Minimum Fees

a.	Integration Fee: $35,000 due by April 15th, 2011

b.	Integration Fee: $65,000 due by July 1st, 2011

2.	Trade Show Fees

a.	Logistics Fee: $250

b.	Per show, paid in advance upon acceptance of invitation

3.	Other Promotions and Programs.

a.	From time to time, iCare may develop additional promotions and marketing programs that will be made available to Provider.

b.	If Provider elects to participate, Provider will pay applicable costs and expenses as communicated to Provider by iCare.

EXHIBIT C
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other as follows, which representations shall be true as of the date of this Agreement and throughout the Term of this Agreement:

(i)

It (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) has the corporate power and authority to carry on its business as it is now being conducted; and (C) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary.

(ii)

Signer has the power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate authorities and does not require any further authorization or consent.

(iii)	A duly authorized representative of the Party has executed and delivered this Agreement.

(iv)

This Agreement constitutes the valid and binding obligation of the Party, enforceable against it in accordance with the terms hereof (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(v)

There are no lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Party, threatened against it which questions the legality or propriety of the Services or of the transactions contemplated by this Agreement;

(vi)

No consent, approval, authorization, action or order of, or declaration, filing or registration with, or notice to, any court, administrative agency, governmental body or other third party is required to be made or obtained in connection with the execution and delivery of this Agreement by the Party, the consummation of the transactions contemplated hereby or the performance of its obligations hereunder (including any activities associated with the Services.)

Provider further represents and warrants to iCare as follows, which representations shall be true as of the date of this Agreement and throughout the Term of this Agreement:

(i)	The provision, offering or use of the Services does not and will not infringe, violate or misappropriate in any way the rights of any third party; and

(ii)	All statements and materials relating to the Services will be true, correct and complete in all material respects.